As filed with the Securities and Exchange Commission on November 6, 2015

Registration No. 333-06529

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT NO. 333-06529

UNDER

THE SECURITIES ACT OF 1933

STERIS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1482024
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

5960 Heisley Road

Mentor, Ohio 44060-1868

(Address of Principal Executive Offices) (Zip Code)

(440) 354-2600

(Registrant’s telephone number, including area code)

J. Adam Zangerle

Vice President, General Counsel, and Secretary

STERIS Corporation

5960 Heisley Road

Mentor, Ohio 44060-1868

(440) 354-2600

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

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DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statement No. 333-06529 on Form S-3 (the “Registration Statement”), originally filed with the Securities and Exchange Commission on June 21, 1996 by STERIS Corporation, an Ohio corporation (the “Registrant”).

The Registrant is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration all of the Registrant’s common shares, no par value per share (the “Shares”), remaining unissued under the Registration Statement.

On November 2, 2015, the Registrant and Synergy Health plc (“Synergy”) completed their previously announced combination (the “Combination”) whereby (i) STERIS plc, a public limited company organized under the laws of England and Wales (formerly named “New STERIS Limited”) acquired all of the outstanding shares of Synergy by means of a court-sanctioned scheme of arrangement under English law (the “Scheme”) and then (ii) a wholly owned indirect subsidiary of STERIS plc merged with and into the Registrant (the “Merger”) with the Registrant surviving the Merger as an indirect wholly owned subsidiary of STERIS plc. Under the terms of the Combination, (i) the Registrant’s shareholders received one STERIS plc ordinary share, nominal value £0.10 per share (each, a “New STERIS Share”), for each Share and (ii) Synergy shareholders received 439 pence in cash and 0.4308 New STERIS Shares for each Synergy ordinary share. As a result of the Combination, both the Registrant and Synergy became wholly owned subsidiaries of STERIS plc.

In connection with the completion of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration all Shares registered under the Registration Statement but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mentor, State of Ohio, on this November 6, 2015. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

STERIS CORPORATION

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	Senior Vice President, Chief Financial Officer and Treasurer